UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2013

Ohr Pharmaceutical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-88480	#90-0577933
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

489 5th Ave, 28th Floor, New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212)-682-8452

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 29, 2013, Ohr Pharmaceutical, Inc. (the "Company") filed an Amendment to the Company’s Articles of Incorporation with the Delaware Secretary of State to effect a 1-for-3 reverse stock split of the Company's common stock, to be effective on June 3, 2013. As a result of the reverse stock split, every three shares of the Company's issued and outstanding common stock will be combined into one share of common stock and any fractional shares created by the reverse stock split will be rounded up to the nearest whole share. The reverse stock split will be effective as of 9:00 a.m. on June 3, 2013.

The reverse stock split applies to the issuance of the Company's common stock pursuant to stock options, restricted stock units, convertible preferred stock, and warrants outstanding immediately prior to the effective date of the reverse stock split. The reverse split will reduce the number of shares of the Company's common stock outstanding from 57,970,449 shares on May 29, 2013 to approximately 19.3 million shares.

Each shareholder's percentage ownership interest in the Company and the proportional voting power remains unchanged after the reverse stock split, except for minor changes and adjustments resulting from rounding of fractional interests. The rights and privileges of the holders of the Company’s common stock are unaffected by the reverse stock split.

Beginning with the opening of trading on June 3, 2013, as a result of the reverse stock split, the Company's common stock will trade for twenty trading days with a "D" appended to the Company's stock symbol. The Amendment to the Company’s Articles of Incorporation is filed as Exhibit 99.1 hereto.

Item 8.01 Other Information

On June 3, 2013, the Company issued a press release regarding the reverse stock split and its intention to list its shares on the NASDAQ Capital Market. A copy of a press release is furnished as Exhibit 99.2 hereto.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Certificate of Amendment to Articles of Incorporation Filed on May 29, 2013
99.2	Press Release Announcing 1-for-3 Reverse Split of Common Shares

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OHR PHARMACEUTICAL, INC.

Dated: June 3, 2013	By:	/s/ Irach Taraporewala
Dr. Irach Taraporewala, President and CEO